Exhibit 99.1

Entasis Therapeutics Reports First Quarter 2020 Financial Results and Business Update

WALTHAM, Mass., May 7, 2020 (GLOBE NEWSWIRE) – Entasis Therapeutics Holdings Inc. (NASDAQ: ETTX), a clinical-stage biopharmaceutical company focused on the discovery and development of novel antibacterial products, announced today its first quarter 2020 financial results and provided a business update.

“We are very pleased with the continued progress made during the first quarter of 2020, despite the COVID-19 pandemic’s disruptions to clinical trials, the capital markets, and many other facets of our industry,” commented Manos Perros, President and Chief Executive Officer of Entasis Therapeutics. “Our private placement with Innoviva, Inc. validates the hard work, resilience and innovative pipeline of our organization. With the proceeds, we are advancing our pipeline of novel Gram-negative antibacterial product candidates and working to complete ATTACK (Acinetobacter Treatment Trial Against Colistin), our global Phase 3 registration trial evaluating a fixed-dose combination of sulbactam and durlobactam (SUL-DUR) against Acinetobacter baumannii infections. We continue to monitor the effects of the COVID-19 pandemic on our operations and are taking action to mitigate their impact on our two Phase 3 data readouts in 2021.”

First Quarter 2020 and Recent Highlights

•

In April, the Company entered into a securities purchase agreement with Innoviva, Inc. (NASDAQ:INVA), or Innoviva, to issue and sell in a private placement up to 14,000,000 newly issued shares of common stock and warrants with an exercise price of $2.50 per share. The private placement will occur in two tranches. The first tranche closed on April 22, 2020 as Innoviva purchased 1,322,510 shares of common stock and warrants to purchase 1,322,510 shares of common stock for an aggregate purchase price of approximately $3.3 million. At the closing of the second tranche, anticipated in June,  Innoviva will purchase the remaining 12,677,490 shares of common stock and an equal number of warrants for an aggregate purchase price of approximately $31.7 million.

•

The Company continues to advance its ATTACK Phase 3 registration trial to evaluate SUL-DUR for the treatment of patients with pneumonia and bloodstream infections caused by carbapenem-resistant Acinetobacter baumannii. ATTACK is a global, two-part Phase 3 registration trial set to enroll a total of approximately 300 patients. As previously announced, the coronavirus outbreak in countries where we are conducting the ATTACK registration trial is impacting patient recruitment, and we anticipate topline data to be available in early 2021. The Company is continuing to monitor the situation closely and is actively taking steps to lessen the impact of the COVID-19 pandemic on the trial timeline.

•

The global Phase 3 registration trial of zoliflodacin for the treatment of uncomplicated gonorrhea with the Global Antibiotic Research and Development Partnership (GARDP) will enroll approximately 1,000 patients with urogenital gonorrhea at clinical trial sites in the United States and internationally. The trial will assess the safety and efficacy of zoliflodacin versus the combination of azithromycin and ceftriaxone, the current standard of care. GARDP is fully funding and sponsoring the Phase 3 trial in exchange for exclusive commercial rights in low-income and select middle-income countries. Although enrollment progressed within the first quarter of 2020, given the focus of our clinical trial sites on addressing the immediate medical needs of patients due to the COVID-19 pandemic, GARDP, with our full agreement, has made the decision in late-March to temporarily suspend patient enrollment into the Phase 3 registration trial at U.S. sites and new clinical trial site activation in ex-U.S. regions.  The Company is working closely with GARDP to mitigate the impact of the temporary suspension and still anticipates data readout from the Phase 3 registration trial in 2H 2021.

•

The global outbreak of a novel strain of coronavirus (COVID-19) has, and will likely continue to have, a significant impact on the U.S. economy and businesses. The social distancing and stay-at-home orders issued by national, state and local governments have resulted in closures of offices and factories and disrupted supply chains.  The pandemic also has taxed healthcare systems both in the U.S. and around the world, resulting in disruption to or temporary suspension of clinical trials.  As a result of these changes, the timelines for completion of our clinical trials and earlier-stage development programs may be impacted.  Although we are continuing to actively monitor and assess the effects of the COVID-19 pandemic on our business and development programs, the ultimate impact of the coronavirus pandemic is highly uncertain and subject to change.

First Quarter 2020 Financial Results

The Company reported a net loss of $15.3 million for the quarter ended March 31, 2020, compared to a net loss of $12.9 million for the quarter ended March 31, 2019. The increase in net loss was primarily due to a decrease in other income and increases in research and development and general and administration expenses.

Research and development expenses were $11.6 million for the quarter ended March 31, 2020, compared to $11.0 million for the quarter ended March 31, 2019. The increase of $0.6 million was primarily due to increases in costs associated with higher headcount offset by decreases in preclinical expenses.

General and administrative expenses were $3.8 million for the quarter ended March 31, 2020, compared to $3.2 million for the quarter ended March 31, 2019. The increase was primarily due to costs associated with higher headcount.

As of March 31, 2020, cash, cash equivalents and short-term investments were $27.5 million, compared to $41.0 million as of December 31, 2019. The Company believes its cash position as of March 31, 2020 provides a cash runway into the fourth quarter of 2020.  Including the funding from Innoviva, the Company forecasts operating capital into the middle of 2021.

About Entasis

Entasis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel antibacterial products to treat serious infections caused by multidrug-resistant Gram-negative bacteria. Entasis’ pathogen-targeted design platform has produced a pipeline of product candidates, including sulbactam-durlobactam (targeting Acinetobacter baumannii infections), zoliflodacin (targeting Neisseria gonorrhoeae infections), ETX0282CPDP (targeting Enterobacteriaceae infections) and ETX0462 (targeting Pseudomonas infections). For more information, visit www.entasistx.com.

Entasis Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Entasis’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during non-clinical or clinical studies, clinical site activation rates or clinical trial enrollment rates that are lower than expected and changes in expected or existing competition, changes in the regulatory environment, failure of Entasis’ collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Many of these factors are beyond Entasis’ control. These and other risks and uncertainties are described more fully in the Entasis’ filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Forward-looking statements contained in this announcement are made as of this date, and except as required by law, Entasis assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Company Contact

Kyle Dow

Entasis Therapeutics

(781) 810-0114

kyle.dow@entasistx.com

Investor Relations Contacts

Tram Bui / James Salierno

The Ruth Group

(646) 536-7035 / 7028

tbui@theruthgroup.com

jsalierno@theruthgroup.com

Media Contact

Kirsten Thomas

The Ruth Group

(508) 280-6592

kthomas@theruthgroup.com

(Financial Tables Follow)

Entasis Therapeutics Holdings Inc.

Consolidated Statements of Operations

Unaudited

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$11,623	$11,002
General and administrative	3,780	3,189
Total operating expenses	15,403	14,191
Loss from operations	(15,403)	(14,191)
Other income:
Grant income	13	829
Interest income	124	492
Total other income	137	1,321
Loss before income taxes	(15,266)	(12,870)
Provision for income taxes	—	71
Net loss	$(15,266)	$(12,941)
Net loss per share—basic and diluted	$(1.15)	$(0.99)
Weighted average common stock outstanding—basic and diluted	13,291,563	13,126,595

Entasis Therapeutics Holdings Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	March 31,	December 31,
	2020	2019

Cash, cash equivalents and short-term investments	$27,466	$40,996
Other assets	7,194	10,038
Total assets	$34,660	$51,034

Total liabilities	$6,956	$8,877
Total stockholders’ equity	27,704	42,157
Total liabilities and stockholders’ equity	$34,660	$51,034